Exhibit 99.2

PARTICIPANTS

Corporate Participants

Mark Klausner – Westwicke Partners, Investor Relations

Kenneth Reali – President and Chief Executive Officer

Joseph P. Slattery – Chief Financial Officer & Executive Vice President

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Bill J. Plovanic – Analyst, Canaccord Genuity, Inc.

Greg P. Chodaczek – Analyst, First Analysis Securities Corp.

Caroline Victoria Corner – Analyst, McNicoll, Lewis & Vlak LLC

Joe Munda – Analyst, Sidoti & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Incorporated Fourth Quarter 2011 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. As a reminder, today’s conference is being recorded.

I would now like to introduce you to our first speaker for today, Mr. Mark Klausner of Westwicke Partners. Sir, please go ahead.

Mark Klausner, Westwicke Partners, Investor Relations

Thanks, Karen. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and it’s Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, and the Annual Report on Form 10-K, which the company plans to file with the SEC on or about March 15, 2012, in addition to the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Kenneth Reali, President and Chief Executive Officer

Thank you, Mark. I’m pleased to be speaking to you today from our newly opened training facility in Raleigh, North Carolina. On today’s call, I will review our operating results for the fourth quarter and discuss some recent developments in our business, then Joe will provide you with the details of our financial results, I will then discuss our operational priorities for 2012.

Worldwide, we generated $4 million in revenue and completed 310 AxiaLIF procedures during the fourth quarter. Our domestic business continued to be impacted by our limited physician reimbursement and the continued denial of coverage for fusion procedures based on medical necessity. We have made good progress on our payor reimbursement and coding strategy, and recently announced coverage by a number of payors including Palmetto GBA, a Medicare carrier, and Health Care Services Corporation, a Blue Cross Blue Shield carrier.

In addition, we announced on Monday that the Current Procedural Terminology or CPT Editorial Panel has voted to approve an application for a Category I CPT code for L5 to S1 spinal fusion utilizing our pre-sacral interbody fusion approach with our AxiaLIF implant. I will discuss each of these important reimbursement and coding milestones in a moment.

Average revenue per case reached all-time highs in the quarter, driven by a higher mix of the AxiaLIF 1L+ product and higher ancillary product usage. In the quarter, our cash and investments decreased by $3.2 million to $44.8 million. Although we continue to critically evaluate our spending, the increasing clarity around physician reimbursement gives us additional confidence to prudently deploy capital to support continuing reimbursement efforts, hire additional sales personnel to support revenue growth, reinitiate surgeon training and fund clinical research and product development activities.

Before I turn the call over to Joe, I would like to discuss some recent developments in our business. First, we announced on Monday that the CPT Editorial Panel has voted to approve an application for a Category I CPT code for L5 to S1 spinal fusion utilizing our pre-sacral interbody fusion approach with our AxiaLIF implant. This successful vote will result in the issuance of a Category I code effective January 1, 2013. In addition, the CPT Editorial Panel voted to create a Category III add-on code for L4 to L5 spinal fusion utilizing that AxiaLIF implant. In practice, this means that when performing a two-level AxiaLIF procedure, a surgeon would use the Category I code for the L5 to S1 fusion and a Category III add-on code for the L4 to L5 fusion. While the new Category I code will not go into effect until January 1, 2013, we will use this information as part of our current payor communications and we expect it to provide further support in gaining coverage.

Second, in both the fourth quarter and the first quarter, we have had a number of reimbursement wins further validating our strategy of working with payors to secure physician reimbursement for our procedure. In December, we announced that Palmetto GBA, a Medicare Administrative Contractor for MAC removed its non-coverage decision for AxiaLIF effective January 1, 2012. In January, we also announced that Health Care Services Corporation or HCSC, the Blue Cross Blue Shield provider for Illinois, New Mexico, Oklahoma and Texas removed its non-coverage decision for AxiaLIF. However, they have recently issued an updated policy effective June 1, 2012, that removes coverage for AxiaLIF. The Blue Cross system has had a lot of change with respect to lumbar fusion in general and minimally invasive procedures in particular, and this has had the effect of opening doors for us while also subjecting us to some risks.

We are working diligently to alter this policy prior to its implementation, and we are optimistic that the recent news regarding the Category I code may help us with this effort. We also recently announced coverage by Hawaii Medical Service Association for HMSC, the Blue Cross Blue Shield provider for Hawaii, and we have no indications at the present time that the change proposed by HCSC will have any impact on Hawaii or Horizon Blue Cross Blue Shield of New Jersey which we announced last fall.

In addition to these previously announced wins, we have also recently been informed that Geisinger Health Plan, a Pennsylvania-based HMO; and HealthSpring, a Medicare Advantage Plan in 11 states and the District of Columbia now provide physician reimbursement for AxiaLIF. In total, there are now over 36 million covered lives where physicians can be reimbursed. Third, in November, we announced the launch of our minimally invasive lateral access fusion system called VEO. Initial adoption and early surgeon feedback has been encouraging. We look forward to this system being an important complement to our AxiaLIF family of products.

Finally, I want to update you on the subpoena we received from the Health and Human Services Office of Inspector General or OIG in October 2011. We are continuing to cooperate with the government’s requests for documents. No claims have been made against the company at this time and we will update you as more information becomes available.

I am encouraged that the activities surrounding the subpoena have not been a distraction to the management team and we continue to execute on all of our business strategies and operating priorities. I believe that we are making significant progress on the key elements of our strategy to build value at TranS1. The recent positive CPT Editorial Panel vote, the increased payor coverage momentum and the launch of the VEO lateral system have established a strong foundation for future growth.

I would now like to turn the call over to Joe to review our financial results from the fourth quarter, and then I will detail our key operating priorities for 2012. Joe?

Joseph P. Slattery, Chief Financial Officer & Executive Vice President

Thank you, Ken, and good afternoon everyone. For the fourth quarter, worldwide revenues of $4 million represented a quarterly sequential decrease of about 15% and a 32% decrease from the fourth quarter of 2010. While our revenue per case continued to increase, case count and the number of surgeons active in the quarter declined.

Total domestic revenue in the fourth quarter was $3.7 million as compared to $4.3 million in the third quarter, a decrease of about 14%. Domestic average revenue per case increased from the third quarter and continues to be well ahead of last year as a result of our price increase, the 1L+ introduction and higher ancillary product usage.

Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, was $3.3 million in the quarter or 91% of total domestic revenue. Of this revenue, approximately 75% was generated in cases that utilized our one-level device and 25% was generated in cases that utilized our two-level device.

Revenues generated outside of AxiaLIF cases were about $380,000 in quarter. This non-AxiaLIF number included approximately $180,000 in revenue from lateral cases. We performed 256 AxiaLIF cases in the US in the fourth quarter, a decrease from the 304 cases performed in the third quarter. Volume remained weak due to the impact of sales rep turnover that occurred in the third quarter, continuing pressure as a result of denials due to lack of medical necessity, and continued limited physician reimbursement.

On the international front, revenues for the fourth quarter were approximately $300,000, a decrease of about 24% from the third quarter and down 56% as compared to the fourth quarter of 2010. International revenues declined as we began the process of transitioning our direct distribution model in Germany to an agency model effective January 1.

This decision allows us to maintain customer relationships in Europe while focusing most of our financial resources on the domestic market. As a result of this change, our agency revenues will be booked net of a 35% agency fee, which will come off the top line and effectively be offset by lower operating costs. I’d point this out if you develop your outlook on our revenues for 2012 and evaluate comparisons to 2011.

Gross margin for the quarter was 74%. The decline from the prior quarter was primarily due to overall lower volumes magnifying the impact of instrument depreciation and requiring us to add to our inventory reserves.

Total operating expenses decreased 13% as compared to the fourth quarter of 2010, as a result of targeted cost management efforts undertaken over the last year. Operating expenses in the fourth quarter increased by 14% compared to the third quarter of 2011, primarily from increased R&D projects and clinical trial spending, increased spending to support the VEO launch, closing costs for our German subsidiary, and legal fees related to the OIG investigation.

Moving on to the balance sheet, we finished the quarter with approximately $44.8 million in cash and investments. Accounts receivables day sales outstanding was 57 at quarter end. Inventory turns were 0.93 at quarter end, a slight decrease from 0.99 in the prior quarter. Cash burn for the quarter was $3.2 million. We believe that we have adequate cash and investments to sustain the business for at least the next 12 months.

Turning to guidance, while we elected not to provide guidance last quarter due to the uncertain impact of the OIG subpoena, we believe we have enough visibility to return to providing one quarter forward revenue guidance. While our reimbursement situation is clearly improving, it will take time for positive coverage decisions to turn into revenue and we would not anticipate returning to quarterly sequential growth until later this year. We currently anticipate that revenues in the first quarter of 2012 will be in the range of $3.5 million to $3.9 million.

I will now turn the call back over to Ken. Ken?

Kenneth Reali, President and Chief Executive Officer

Thanks, Joe. Before we conclude, I’d like to share our four primary operating goals for 2012. Number one, continuing to secure physician reimbursement for our procedure and leveraging our sales efforts to take advantage of these reimbursement wins. Number two, driving adoption of the VEO lateral system. Number three, generating further clinical research and data focused on demonstrating the value of both our AxiaLIF and VEO products. And number four, positioning the company to successfully grow revenue in 2013 after the Category I code becomes effective.

Before I discuss each of our operating goals, I’d like to provide some clarity on an important step that will occur between now and the issuance of the Category I code in January 2013. Prior to a code being issued, a value for the code will be determined based on the time needed to perform the physician service. This is known as the RUC process. Once this process is complete, a recommendation is made to the Center for Medicare and Medicaid Services who determines the ultimate value that is assigned to a code. This process will be complete and a value for our Category I code will be released in November 2012.

Because the Category I code doesn’t become effective until January 2013, the near-term focus of our reimbursement strategy remains to secure positive coverage decisions from individual payors. Prior to the Category I code becoming effective, we intend to leverage the Palmetto local Medicare coverage decision along with the positive CPT vote to work with other MACs to attempt to secure coverage. We also intend to leverage the positive HCSC, HMFA and Horizon decisions to try and win other positive coverage decisions among Blue Cross and Blue Shield plans. In addition, we will work with other private payors to secure positive coverage decisions or reverse negative coverage decisions.

While we will continue to announce material payor coverage decisions, we do not intend to issue an 8-K or press release announcing immaterial coverage decisions. Rather, we will update the reimbursement section of our website as coverage as gains and highlight the overall progress on our routine quarterly calls.

We are excited about the potential of our recently launched VEO lateral systems and are focused on driving adoption. We believe that our unique two-stage retraction approach may offer improved visualization of the spinal anatomy to reduce the risk of nerve injury. The VEO is a complement to our AxiaLIF family of products allowing our sales reps to offer surgeons multiple solutions for lumbar spinal fusion. Our sales force has been fully trained on the VEO system and we look forward to updating you on our adoption throughout the year.

Turning to our distribution efforts, we remain committed to investing in direct reps where there is a clear path to building a near-term successful territory rather than investing to seed markets. As we achieve broader reimbursement coverage in 2012, we will invest where appropriate and attempt to generate revenue from the coverage. An example of where this has been successful is with the Palmetto coverage decision. In this situation we have been able to identify physicians who treat a critical mass of Medicare patients covered by Palmetto, resulting in cases performed by both new and previous lost customers since the January coverage decision.

In areas that we currently do not have a direct sales structure in place, we are working closely with carefully selected distributors to help cover cases and seed the market. Distributors represent approximately 20% of our business in the quarter.

On the clinical front we have 27 peer reviewed papers published in 2011, which primarily discuss the long term safety and efficacy of AxiaLIF fusion. We will continue to work with surgeons to generate additional peer reviewed papers in 2012.

We also intend to invest on the clinical research front in 2012. The main study in progress is a retrospective third-party CT review at two years of 50 AxiaLIF and 50 ALIF patients. The 50-50 study is intended to demonstrate the fusion efficacy of AxiaLIF relative to ALIF and we expect to see podium presentations of this data throughout the year and we anticipate a paper being submitted to a peer reviewed journal later this year.

Finally, we have restated our 200-patient prospective randomized controlled study comparing AxiaLIF to TLIF and anticipate the first patient enrolling later this month. We believe that this study will allow us to demonstrate comparable fusion rates with better outcomes on safety, complications and health economics, and we see this providing a compelling adoption rationale to physicians, hospitals and payors.

It’s important to note that this study is not a part of our near-term reinvestment plan, but is a part of a long-term effort to establish AxiaLIF as standard of care for lower lumbar spinal fusion. We will also begin the planning for a FDA clinical study to expand the labeling for AxiaLIF to include long constructs, which are fusions comprised of three or more levels.

Along with our positive biomechanical data, we feel that data from this study and the expanded labeling will differentiate AxiaLIF in the market and address a significant clinical need at the lumbosacral junction. We do not expect to incur any material costs for this study during 2012. Finally, we’ll be using 2012 to prepare ourselves to grow revenue when the Category I code becomes effective on January 1, 2013.

The primary areas of focus in this regard are developing our distribution and training efforts to educate the market on the benefits for our AxiaLIF pre-sacral approach to fusion. This procedure has been performed over 13,000 times and has a documented safety and efficacy profile. Also, as we have discussed before, the pre-sacral approach is minimally invasive. And unlike standard surgical interbody fusion procedures, it does not dissect any muscles or ligaments. As a result, patients may spend less time in the hospital and return to normal function more quickly.

We intend to begin to prudently expand our distribution efforts as we progress through 2012 to ensure that we have a well-trained sales force with a broad footprint at the beginning of 2013. Additionally, we’ll also be expanding our training efforts, which we had curtailed last year as we progress through this year. Our recently opened Raleigh training facility provides us with the ability to efficiently and cost effectively train surgeons on all of TranS1’s products.

In closing, with the significant progress we have recently made on our key operational goals, I believe we have built the foundation necessary to achieve future revenue growth. The achievement of the Category I code is a testament to the quality of the AxiaLIF procedure and the perseverance of the TranS1 team.

We believe that further reimbursement progress and expanding clinical publications coupled with our new products and continuous AxiaLIF improvements will be the drivers for long-term success at TranS1. I remain convinced that our AxiaLIF technology provides a safe and effective minimally invasive solution that can become a standard of care in lower lumbar fusion. I look forward to updating you on our continued operational progress.

Now we’d like to open the call up to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. Our first question comes from the line of Matt Miksic of Piper Jaffray.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey, guys. Thanks for taking the questions.

<A – Kenneth Reali – TranS1, Inc.>: Hey, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey. How are you?

<A – Kenneth Reali – TranS1, Inc.>: Good. How are you?

<Q – Matt Miksic – Piper Jaffray, Inc.>: Fine. Thanks. So a few questions; first, maybe just talking a little bit about the code, congratulations are in order there on that effort.

<A – Kenneth Reali – TranS1, Inc.>: Thank you.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Can you explain how understanding it goes into effect in January and you’ve got some work to do in establishing a proper payment, but how do you think this could impact – if it can impact the pace of some of the new coverage decisions that you’re working on, on the private pay side in the meantime?

<A – Kenneth Reali – TranS1, Inc.>: Right. Well, first, Matt, as far as the comment on the code, we can say about all we can we did on the scripture of the call. We are still bound by a certain amount of confidentiality relative to the code and the process going forward. And evaluation of the code is not something that TranS1 is directly involved in. So I just wanted to clarify that. But, regarding future payor coverage decisions, this does help our momentum in this area. It gives us credibility certainly. And I think with certain payors, it could provide an impetus for us to get coverage sooner rather than later.

At the same time, I would say that there are some payors that may choose, and this will be an excuse for them to choose, to wait until the graduation of the code to pick up coverage and that’s really a payor specific event. So while this is positive and we view it as providing more momentum, there are some payors that may just choose to wait until the end of the year, Matt. It really depends.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. But, it sounds like – well, let’s come back to revenues and payor and coverage in a minute, but you mentioned the HCSC reversal going back to non-coverage just right around the time that you got the code. Can you give any color as to why that happened and what do you think a need to re-establish it?

<A – Kenneth Reali – TranS1, Inc.>: Well, as you know, these things can be fickle. It is tough to get payor coverage. Certainly, we do everything we can to sustain our coverage, but sometimes based on forces beyond our control within a large organization like HCSC where there’s a lot of moving parts, it’s difficult sometimes to maintain coverage. And this is a situation that was beyond our control.

We do feel, Matt, that we have strong pushback particularly with the Category I code in place now that we can get this decision reversed before June 1. I will reiterate that we continue to have coverage today. We actually have cases done with HCSC that are being paid for today. So we are hopeful with the right pushback, which we’re diligently pursuing, that we’ll be able to get this decision reversed, but we’ll have to wait and see.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. But no sense of what it was they didn’t give a reason, there wasn’t something they were waiting for. No color in that regard.

<A – Kenneth Reali – TranS1, Inc.>: Not a – no, Matt. I mean, not a specific reason other than what is normally looked at which is we have a Category III code and they looked at the procedure as still investigational experimental. And that’s what they came back to with their new policy from what they initially decided in January where we had coverage and we still have coverage today based on that.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Well, that’s – and the impact that that might have on – I guess you mentioned you don’t believe it’s going to impact, why, or any of the other Blues that you’re working on in the meantime?

<A – Kenneth Reali – TranS1, Inc.>: No, we don’t see that. We don’t see any evidence of that whatsoever. Keep in mind that these particular Blues can act fairly autonomously and certainly we’re working on many different Blue Cross/Blue Shield plans today to gain coverage and we don’t see this particular decision impacting us.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And just to make sure we have the tally right, I guess I had 36 million covered lives before the – or maybe I was including the Pennsylvania and what was the other one that you mentioned, the HealthSpring?

<A – Kenneth Reali – TranS1, Inc.>: HealthSpring.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Yeah.

<A – Kenneth Reali – TranS1, Inc.>: The two new ones that we announced were Geisinger, Matt, and HealthSpring.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Yeah.

<A – Kenneth Reali – TranS1, Inc.>: So in all folds you’re exactly right. We have 36 million covered lives today.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. So they were – any sense of how big those were?

<A – Joseph Slattery – TranS1, Inc.>: They’re in the hundreds of thousands. We went from 35.7 million to 36 point something million.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Got you. Okay. That’s what, that’s what I was trying to make sure is it, must be relatively small, but good progress nonetheless. On the…

<A – Kenneth Reali – TranS1, Inc.>: Yeah, just to reiterate, with ongoing reimbursement wins, if they are not material as we stated, we’re not going to do a press release or an 8-K, Matt. We will announce those on our reimbursement website where we have a map and we talk about our coverage. So we’ll continue to do that on every coverage decision, but reserve the more material ones for an 8-K or a press release.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. And then just one on the sales force and training effort; you’ve started to pick that up again. Can you maybe expand on those efforts a little bit and put them into context with the changes you’ve made going the other way in the past year or two in terms of headcount reduction?

<A – Kenneth Reali – TranS1, Inc.>: Sure. Well, yeah let’s take…

<Q – Matt Miksic – Piper Jaffray, Inc.>: And also just if you could on the training, the new center – and maybe again help us understand, is that an addition to the type of regional sort of cadaver training that you were doing before or does this consolidate some of that, it’s just a little bit of a change in strategy, and any recent color on that?

<A – Kenneth Reali – TranS1, Inc.>: Absolutely. Well, first of all, let’s turn back the clock to the last year and we really felt without significant payor reimbursement for the physician payment of our procedure, it was not worth investing a lot of the company’s money in training physicians where we couldn’t get traction or significant traction and adoption because of the coverage. So certainly, as we’ve gone forward here and we look at this year with the VEO lateral system and really leading – using that as a leading edge, Matt, that’s where our training efforts are going towards now where we train physicians on the VEO lateral system and certainly also at the same time are able to train them on the AxiaLIF procedure as well.

Where we have gained payor coverage though particularly with Palmetto or HCSC some of the largest states, we’ve also invested in AxiaLIF training. Now our training efforts, we’ve looked at very carefully over the past year and we felt by having a training center, we can offer consistent best-in-class training, a little bit different in doing it regionally where it can be fairly inconsistent depending on who is conducting it or the environment that is conducted in.

With our training center in particular, we can ensure quality training each and every time. And certainly, that doesn’t mean we’re not going to have regional training or remote training in places in the West Coast. We’ll continue to invest in that, but we haven’t made investment in this training center and feel that being able to do cadaveric models here is going to provide a big advantage and ensure consistency from physician to physician.

As far as the AxiaLIF portion of our training efforts, as we go through the year, we’re going to be ramping that up beyond what we’re doing today to prepare for January 1. So we look at the fourth quarter as being a big opportunity for us to train physicians even more aggressively in AxiaLIF. Right now, it’s more focused on VEO with AxiaLIF being secondary except in markets where we have payor coverage, but that’s going to be kind of a dual approach as we head towards the end of the year.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. And then on the sale side, the difference there, I guess the same story in terms of why the cutbacks a year ago or so. But, maybe – I don’t know if you’re willing to talk about sort of the percentage expansion you’re looking at or the number of reps or where you’re starting that process?

<A – Kenneth Reali – TranS1, Inc.>: Yeah. Not yet, Matt. In the coming quarters we’ll certainly share the information as we get towards the end of the year, but at this point we’re not prepared to provide you any more details on that other than we are laser focused in areas where we have payor coverage and that’s certainly where we put a lot of our marking sales and training efforts for AxiaLIF and that will continue to expand as we go in towards the end of the year and we’ll provide more color here, Matt, as we go forward.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Right. I’m hesitant to jump off because I’m first of a short, relatively short call. So I’ll ask one more question. I just think it is worth maybe understanding a little bit better and then I’ll hop into queue.

<A – Kenneth Reali – TranS1, Inc.>: Sure, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Is that is this pick-up in back-half revenues, I think this is consistent what you’ve said before that it was going to be several quarters out, maybe towards the end of this year that you were going to be able to see sequential growth again. Maybe just some color behind that; what do you think has to happen to get the sequential growth? Is it to get the new reps up to speed, is it to get some of the recent coverage decision sort of fully operational, is it to get lateral up and running a little bit more with momentum. What do you think has to happen to get to that sequential growth?

<A – Kenneth Reali – TranS1, Inc.>: Yeah, I look at it as three levers right now, Matt, to get to that sequential growth. Number one, it’s maintaining the AxiaLIF base of business we have today. Number two is growing AxiaLIF where we have payor coverage today and getting traction that way. And number three is the success of our VEO lateral system.

So those three things, those three levers we have in place today are the ones that we’re pressing on, and certainly behind all that is preparing for January 1, 2013. So we feel those three levers will give us the traction we need. We have a right to win using those levers and that’s what we plan on moving forward this year. And we’re optimistic about the second half of the year we’ll start getting year-over-year revenue growth.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Great. Thank you.

<A – Kenneth Reali – TranS1, Inc.>: You’re welcome.

Operator: Thank you, sir. And our next question comes from the line of Bill Plovanic of Canaccord.

<A – Kenneth Reali – TranS1, Inc.>: Hey, Bill.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Great. Thank you. Good evening. Most of the questions have been answered. So I’m just trying to figure out with the AxiaLIF being such a differentiated product and a large market opportunity, the thought process on moving in with a lateral product and in kind of spending money developing that when there’s so much competition on that product set and the values really on the AxiaLIF?

<A – Kenneth Reali – TranS1, Inc.>: Great question, Bill. It’s something that we really looked at carefully before we made the decision about 18 months ago to go forward. If you look at our customer base, 92% roughly of our customers today perform the direct lateral approach. They are minimally invasive surgeons. The direct lateral approach is also a minimally invasive approach. And, because the direct lateral approach cannot be used to L5 S1, it is synergistic with our AxiaLIF approach as well.

So if we were looking to expand our product offering, which of course like any company, we’re going to look at that in a way that is most synergistic. This made more sense for us. It was minimally invasive, it appealed to the majority of our customers and it didn’t to a large degree cannibalize our core procedure AxiaLIF.

So from our standpoint, the market was attractive and then it was a matter of finding the right technology, which we did a lot of searching there. And we feel very bullish that we found a retraction method and approach that is the next generation in our VEO system that truly provides surgeons with better visibility of the psoas muscle and the nerves around the psoas muscle, and be able to go through to the spine in a two-step method. That so far has been proven to be a successful way to go as we trained surgeons and we continue to see adoption of the VEO system.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: And to ask one of the prior questions in a different way, not necessarily of when would you expect to see sequential growth, I think, you’ve outlined kind of what you need to get there, but when would you expect to see stabilization in the numbers? I mean, you’re guiding at the high end to basically down just a hair sequentially, do you believe that we’ll kind of hit the rock bottom in Q1, Q2 and then either be stable from there moving forward or do you have any color on that at this point?

<A – Joseph Slattery – TranS1, Inc.>: Hey, Bill. It’s Joe. Yeah, I mean, the best we can tell you right now it’s March 8 and so our guidance for this quarter is, we have quite a bit of visibility into that. We have certainly had some month to month variability that makes it unclear whether they’re at the bottom. But, what’s driving our decision making there is, the number of cases we’re actually seeing come through now from recent reimbursement wins, which is pretty much a new phenomena.

So if we can continue to get those – that type of volume and get that coming up through our sales channel, then with the base that we have now that ought to be growth together with new cases from surgeon training that we’re starting, that it’s either going to be the second or the third quarter. But, as you know, when the trend is down, the first step is to just make it last. So whether it’s a quarter of flat or a couple of quarters of flat, it’s too hard for us to tell right now.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Okay. And then just some kind of housekeeping stuff, Joe, is what do you expect your CapEx to be for 2012?

<A – Joseph Slattery – TranS1, Inc.>: Not too much difference from what we’ve run in before, Bill. Last year, we put some money into the lateral instrument sets, which toward the end of the year and the beginning of this year was pretty much the same. And we also updated our reusables last year, so that’s pretty normal run rate what we did last year.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: Okay. Right. And then I don’t know if you’re willing to answer this question, but just any preliminary thoughts on what your cash burn for 2012 might be?

<A – Joseph Slattery – TranS1, Inc.>: Bill, I mean, we’ve been burning about $4 million to $5 million a quarter and our current plans are around that, but it is very early in terms of how we think about what it might look like as we get closer to January 1. So as it stands right now, we don’t have any specific plans to increase the investment, but for the fact that typically, seasonally, the first quarter is higher and we would expect that to be case. But, right now, I would say the odds are we’ll maintain that four to five a quarter kind of number and then toward the end of the year, it’ll probably ramp up a little bit as we get in January.

<Q – Bill Plovanic – Canaccord Genuity, Inc.>: All right. Great. Thanks a lot. Nice turnaround on the code with AMA Committee. Thanks.

<A – Kenneth Reali – TranS1, Inc.>: Thanks, Bill.

Operator: Thank you. And our next question comes from the line of Greg Chodaczek of First Analysis.

<A – Kenneth Reali – TranS1, Inc.>: Hey, Greg.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Hey, guys. Like Bill said, most of my questions have been answered. Real quick; on the lateral cases that were performed in Q4, I’m assuming those are AxiaLIF cases that also turned around to be lateral cases or are they just separate lateral cases?

<A – Joseph Slattery – TranS1, Inc.>: All but one was a separate lateral case. You got to remember that if it’s L5 to S1, you can’t do lateral.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Right.

<A – Joseph Slattery – TranS1, Inc.>: If it’s anything without L5 S1, you can’t do AxiaLIF. So most of our cases today are in lateral, probably more than half are being done by a surgeon who is in the process of evaluating the system and he is unlikely to complicate that process by doing a multi-level case combining AxiaLIF with lateral. We do see that, we saw one last quarter, we had several the quarter before, and that’s certainly an opportunity for us. But I think the dynamic in the lateral market right now is a lot of the – many of the surgeons that are trying on a lateral are trying lateral – other lateral systems in general. And so it’s kind of a slow turn to get a surgeon to where he is committed to a new lateral system in this environment. So we’re getting cases where they think this system won’t be attractive for that particular patient, and then once in a while, we see a case that has AxiaLIF with the lateral.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And – but down the road, 12 to 24 months from now, do you see multi-level going AxiaLIF and VEO?

<A – Kenneth Reali – TranS1, Inc.>: Yeah, I think a way to think about this is about – over last year, about 25% of our cases were two-level.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Right.

<A – Kenneth Reali – TranS1, Inc.>: And over all of our cases, about 30% or 40% of our cases were two or more levels, even though we didn’t – we may not have participated in the second or third or fourth level. So there are a lot of opportunities to have multi-level cases.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And I think you…

<A – Kenneth Reali – TranS1, Inc.>: And those are cases we’re already in.

<A – Joseph Slattery – TranS1, Inc.>: And I – but I think, Greg, beyond that it’s important to remember that – again this is the same customer base. We’re a company focused on minimally invasive spine surgery; we call on surgeons that specialize in that. They may or may not use AxiaLIF and VEO in the same case, that’s up to them, but it’s the same customer base that gives us that synergy to cross-sell AxiaLIF or cross-sell VEO for that matter, and we have in the short-term here seen examples of both.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Right. And I’m assuming where I’m going with this, what I’m hearing is a lot of lateral doctors are now not doing L4/L5. So I’m assuming that you’re AxiaLIF doctor, if you’re doing S1/L4, you’re going to do an AxiaLIF two-level, and then if you have to go further, there is a potential of a lateral or are your doctors trying L4/L5 with the VEO system?

<A – Kenneth Reali – TranS1, Inc.>: It really, Greg, depends on the patient and the pathology

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: Every situation is different in our two-level. Sometimes it’s applicable for a patient, sometimes because of trajectory or other things, it’s not. So those are really patient-based situations.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay.

<A – Joseph Slattery – TranS1, Inc.>: But it is fair to say that if you’re trialing a system, you want to do one level and a less complicated level. So that tends to not be lateral L4/ L5. Our – because of the nature of our retractor and the small profile, we do have an opportunity to have an easier time with harder anatomies to get at four [L4]/five [L5]. So I would think of it this way that as far as L4/L5 goes, we offer the best solution to get at it if it’s a multi-level case, because we have two different solutions that whether it’s going to lateral or AxiaLIF, we have a better option.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: And that’s where I was going with that, Joe. And for those trialing VEO, are they using neuromonitoring? Have you talked to them about that?

<A – Kenneth Reali – TranS1, Inc.>: Yes, they are using neuromonitoring to a large degree.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. And last but certainly not least, when you turn on a customer, meaning when you get insurance reimbursement, how long does it take to see that first doctor show up from that insurance company?

<A – Kenneth Reali – TranS1, Inc.>: That’s interesting. It really is variable, Greg. With Palmetto, just because of the distribution channel and where it was and some of the customers that were waiting for coverage, it was very quick, within a few weeks. With others, it just depends on our penetration in that market. So it’s a highly variable event. What we’ve seen so far, it just depends on the geographical location, the sales and our distribution method that we have in that area, the history of AxiaLIF in that area. It’s all those things that play into how quickly we can get traction with revenue.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Okay. All right. And one more with a two-level case, it’s January 3, 2013, I’m doing a two-level case AxiaLIF and I have the separate T-code to do L5/L4 with the two level AxiaLIF. I’m assuming that doctor now needs to cross walk that T-code to some other code that’s reimbursed or a Category I code, how would that work or is it too early to tell?

<A – Kenneth Reali – TranS1, Inc.>: The way that would work is keep in mind as we’ve said in the script and just as a reminder, the newly created T-code for four [L4]/five [L5] is an add-on code. It’s an add-code to be used with a Category I code. So if they’re doing a two-level fusion with AxiaLIF, they’ll use the Category I code and then they’ll use the add-on four [L4]/five [L5] code. I would also keep in mind that when you think about the time, the service that a physician provides, the majority of that service is doing the L5/S1 fusion because, that includes the access and includes the L5 fusion. To go to four [L4]/five [L5] is just an extension of the access that you’ve already created. So in that particular situation, the proper coding is the Category I code with the newly created Category III code.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Right. I guess the question than is, is there going to be a crosswalk or a value put on that T-code?

<A – Kenneth Reali – TranS1, Inc.>: No, there are no values put on T-codes.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: Correct.

<A – Kenneth Reali – TranS1, Inc.>: The only values that are put are on Category I codes. Now we will go forward with an effort to graduate that new T-code, as we get clinical data, and we’ll talk about that on future calls. But there is a proactive effort, of course, to graduate that new T-code that will become effective January 1 into a Category I code as well.

<Q – Greg Chodaczek – First Analysis Securities Corp.>: All right. I will drop the subject. Thanks, guys, and congrats on the CPT code.

<A – Joseph Slattery – TranS1, Inc.>: Thanks, Greg.

<A – Kenneth Reali – TranS1, Inc.>: Thanks, Greg.

Operator: Thank you. And our next question comes from the line of Caroline Corner of MLV & Company.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Hi, guys. Thanks for taking my call. Most of my questions have been answered now, but I’ve got a couple left. Do you guys have a – I was under the understanding that you had a three-level product that was in development as well, is that still a case, and if so, would that be something that you could perform under that T-code as well?

<A – Kenneth Reali – TranS1, Inc.>: No, Caroline, we have no three-level product. That has been something that has been hypothetically discussed in our R&D meetings, but we have no plans currently for a three-level product.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay, thanks. That’s helpful. And then my other question is when you’re talking about the RUC-ing process for the reimbursement amount, you said that would be based on the amount of time it takes to do the surgery, and we’ve discussed that before. Since your process takes less time than the competitive ways of doing the surgery, we’d expect then that amount to be lower than some of the other reimbursement numbers out there?

<A – Kenneth Reali – TranS1, Inc.>: At this point, we can’t really hypothesize on that, Caroline. Certainly, we feel our procedure done correctly takes a certain amount of time that is somewhat comparable to traditional procedures, particularly because of the time it takes to do a thorough discectomy, but we really can’t hypothesize on the value nor should we at this point.

<Q – Caroline Corner – McNicoll, Lewis & Vlak LLC>: Okay. Thanks very much and thanks for all the detail. That’s all I’ve got.

<A – Kenneth Reali – TranS1, Inc.>: Thanks, Caroline.

Operator: Thank you. And our next question comes from the line of Joe Munda of Sidoti.

<Q – Joe Munda – Sidoti & Co. LLC>: Good afternoon, guys.

<A – Kenneth Reali – TranS1, Inc.>: Hi, Joe.

<Q – Joe Munda – Sidoti & Co. LLC>: Real quick, I was wondering if you guys are experiencing any pricing pressure in regards to the titanium rods? And with now with the approval, are you – any plans to take manufacturing in-house?

<A – Joseph Slattery – TranS1, Inc.>: Hi, Joe. It’s Joe Slattery. Pricing is a daily battle in this space and for us it’s no exception. I’ll say that we’ve been able to navigate it fairly well. We are the only one that offers AxiaLIF and that gives us a little bit of advantage in the pricing discussions on these matrixed bid processes. But so far, our – what has helped us substantially is continuing to add products and getting more revenues per case. So our – the underlying revenue per unit has stayed pretty stable, and actually with the launch of the 1L+, we have a two-tiered pricing system with that and we’ve been able to generate additional revenue per cage so to speak on the 1L+.

<Q – Joe Munda – Sidoti & Co. LLC>: Okay. So I am guessing there are – there really is no plan then to keep this in-house – to take it into – take it out of the hands of third party manufacturers than?

<A – Joseph Slattery – TranS1, Inc.>: No. I mean in our industry, most people use third party manufacturers for this type of thing.

<Q – Joe Munda – Sidoti & Co. LLC>: Okay.

<A – Kenneth Reali – TranS1, Inc.>: It would have to make economic sense in some way, and at this point looking at even higher volumes, it would not besides the fact that we’re very happy with the quality of our vendors and the current manufacturing situation.

<A – Joseph Slattery – TranS1, Inc.>: Yeah, Joe, and I think the question goes to the 74% gross margin and it really is a function of our scale at this point. So I think margins that get back into the high 70s and the low 80s are very much achievable when we get to – when we get back to some kind of growth curve.

<Q – Joe Munda – Sidoti & Co. LLC>: Got you. All right. Thanks, guys. I’ll hop back in the queue.

<A – Kenneth Reali – TranS1, Inc.>: Yeah. Thanks, Joe.

Operator: Thank you. And our next question is a follow-up from the line of Matt Miksic from Piper Jaffray.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey, guys, again.

<A – Kenneth Reali – TranS1, Inc.>: Hello again, Matt.

<Q – Matt Miksic – Piper Jaffray, Inc.>: A few follow-ups. So one on the TLIF study. I was hoping you could give us some sense of what kind of cost you are incurring to run that or complete that, I should say, and when we will see the benefits of that in terms of podium presentations or a peer reviewed paper or whatever it is that you’re – that will be the outcome?

<A – Kenneth Reali – TranS1, Inc.>: Yeah. I mean the cost, Matt, we’ll highlight in future calls and it’s a 200-patient trial. It is not an IDE trial, so it’s important to keep in mind this is an on-label trial – on-label AxiaLIF versus on-label TLIF, 200 patients. But the goal here, and I can’t emphasize this enough, this is important is to show the economic difference that we provide with our AxiaLIF solution, the shorter hospital stays, what we feel are shorter complication rates so less complication rates than traditional TLIF and this is what we hope to demonstrate in this trial to provide an economic differentiation that ultimately will drive standard of care. It’s not part of our current reimbursement strategy, but it is more of this long-term effort.

As far as when that data is going to become available, it still will be probably a few years out. We’re starting enrollment now, we expect enrollment to continue through the majority of next year, and then the patients will be followed for two years. The most important data though from this study will be the first 30 to 45 days where we can really get to those economic points of OR time, blood loss, hospital stay, return to activity, all those things that drives cost up or down in a procedure. So, those particular data points are probably a couple of years away.

<Q – Matt Miksic – Piper Jaffray, Inc.>: So you are saying the economic data points are a couple of years away?

<A – Kenneth Reali – TranS1, Inc.>: Yes.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. All right. And these are degenerative patients or other?

<A – Kenneth Reali – TranS1, Inc.>: No, they are all degenerative per our – within our current label. So it would be degenerative disk disease, low-grade spondylolisthesis, spinal stenosis.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Got it. On the question on the two level, given that you’ve replaced an understanding this is still heading towards a tracking code for the near or intermediate term, given that you have replaced the original system with the 2L+, which is pretty substantially different than the original, are you doing anything there to help sort of rebuild confidence in the community of the outcomes and sort of the robustness of the system?

<A – Kenneth Reali – TranS1, Inc.>: Yeah, that’s a great question. As you may remember, we launched the 2L+ in January of 2010, and we now have an effort underway to collect two-year outcome data, fusion data, clinical outcomes on some of those early patients and that will be ongoing this year. We hope to have through our surgeons a paper submitted to a peer-reviewed journal by the end of the year, Matt, on our two level implant. But clearly that is a key focus for us because that’s going to be the driver behind taking the Category III code that will become effective January 1st and graduate that to a Category I code. So that is a key strategy and I would look for podium presentations next year on the two level and certainly that paper sometime in 2013 as well.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And the number of patients roughly on that, that you expect?

<A – Kenneth Reali – TranS1, Inc.>: It will be a cohort of around 30 to 50. It really depends on the sites we bring on board but – and ultimately what drives that number is the quality of the data, that we have consistent endpoints and things like CT scans and clinical outcome parameters at the right end points.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay, that’s helpful. And then finally, just kind of a broader question, you are right in the middle of creating a lot of value here in terms of the Category I code coming online next year, the lateral and restarting momentum behind your AxiaLIF system. As we think about your longer-term strategic plans for the company, I think it’s clear that you are making the investments organically here to return to growth and get back on the road to positive cash flows as a standalone entity, but is it your preference, do you have a preference, do you have a plan to get this up and on the road and run it for a year or two to create value or is this – are you considering kind of all the options along the road here as you click off these milestones?

<A – Kenneth Reali – TranS1, Inc.>: Sure Matt, that’s a good question, and I guess I will just talk from a broad perspective. Our objective is to drive the company forward and certainly always acting with the best interest of its shareholders. Right now, we feel the best thing for shareholders, now that we’ve built a foundation is growth and driving growth through the company and prepare for that for 2013. Anything beyond that we’re really not looking at, because we feel the best way to create value is to focus on building a great company focused in minimally invasive spine and everything else would take care of itself.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Fair enough. Thanks so much.

<A – Kenneth Reali – TranS1, Inc.>: Okay. Thanks, Matt.

Operator: Thank you, sir. And that concludes our question-and-answer session for today. I will now turn the conference back to Ken Reali for any final remarks.

Kenneth Reali, President and Chief Executive Officer

Sure. Thanks, Karen. And let me just conclude by thanking all of you for taking the time to join us on our call today. I’m encouraged with our significant progress on the key long-term value drivers of our business. We look forward to building upon this strong foundation, as we grow revenue in the future. We sincerely appreciate your interest and look forward to updating you on our progress next quarter.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may now disconnect. Everyone have a good day.